11. LEGAL OPINION OF JACKIER, GOULD, BEAN, UPFAL & EIZELMAN





























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            [Letterhead of Jackier, Gould, Bean, Upfal & Eizelman]


                                June 30, 1998




To the Board of Directors of AWG, Ltd.
4162 Big Ranch Road
Napa, CA 94558

Dear Sirs:

         We refer to the Registration Statement on Form SB-1 (the "Registration Statement"), to be filed by AWG, Ltd. (the "Company") with the Securities Exchange Commission under the Securities Act of 1933, as amended, relating to 500,000 shares of Series A Preferred Stock (the "Shares") to be sold on behalf of the Company and 500,000 Shares to be sold on behalf of the selling stockholder named in the Registration Statement.

         As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for purposes of this opinion and, upon the basis of such examination, advise you that in our opinion the Shares to be sold by the Company and the selling stockholder have been duly and validly authorized and are legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                              Very truly yours,

                              /s/ Jackier, Gould, Bean, Upfal & Eizelman, P.C.
                              -----------------------------------------------
                                Jackier, Gould, Bean, Upfal & Eizelman, P.C.